Daktronics, Inc. Announces Third Quarter Fiscal 2008 Results

Financial Highlights Include:

• Sales for the quarter exceed expectations, up 15% year to date

• Opportunities increasing internationally

• Net sales and earnings for the fourth quarter expected to increase over fiscal 07

Brookings, S.D. – Feb. 13, 2008 - Daktronics, Inc. (Nasdaq - DAKT) today reported fiscal 2008 third quarter net sales of $118.2 million and net income of $5.4 million, or $0.13 per diluted share, compared with third quarter net sales of $106.7 million and net income of $7.0 million, or $0.17 per diluted share for the third quarter of fiscal 2007. Backlog at the end of the third quarter was approximately $138 million, compared with a backlog of approximately $98 million at the end of the third quarter of fiscal 2007, and $119 million at the end of the second quarter of fiscal 2008.

Net sales, net income and earnings per share for the nine months ending January 26, 2008, were $370.6 million, $20.5 million and $0.49 per diluted share, respectively, compared to $322.4 million, $20.9 million and $0.51 per diluted share, respectively, for the same period in fiscal 2007.

“The fact that we exceeded our top line estimates is indicative that our focus on streamlining manufacturing is on track as we were able to respond to the opportunity during the quarter,” said Jim Morgan, chief executive officer. Order bookings for the quarter were also strong and are up more than 20 percent for the fiscal year. Our net income is down for both the quarter and year to date on higher net sales, emphasizing the need to take additional steps to get the business operating at the levels it should for the long-term.”

Morgan continued, “In the Live Events segment, orders for the quarter included three large professional sports facilities contracts totaling more than $40 million, plus a verbal commitment on a university sports facility in excess of $9 million. Our pipeline is strong, and we expect to end the year with a strong backlog in this area.”

Morgan added, “Sales in the Commercial segment for the third quarter of fiscal 2008 were up 35% over the same quarter of fiscal 2007 as both of our commercial factories performed very well. For the year, revenues are up 40%. This revenue growth is led by the digital billboard business. The reseller and national accounts business remain strong as well.”

“Our Schools and Theatres segment, along with the transportation segment, continued to perform as expected and remain solid businesses with good long-term growth expectations. The quarter included a multi-million dollar Vortek hoist system order, which was very exciting for our new Vortek business.”

“Our International saw sales grow more than 20 percent for the third quarter. More importantly, with our backlog and some orders that we consider highly probable, we are expecting the fourth quarter to be a record revenue quarter for international. We are very pleased to be working with JCDecaux on its first major rollout of digital billboards in Europe. It would appear that Europe is poised for growth in digital billboards. We have been investing in our infrastructure in Europe for the past four years, and we expect our operating margins to improve there as our revenues grow,” said Morgan.

“Our gross margins were strong prior to taking into account higher than expected warranty costs during the quarter, which exceeded $1.0 million”, said Bill Retterath, chief financial officer. “These excess costs were incurred on a few installations primarily related to new or unique products or design changes. They are also indicative of our commitment to customer satisfaction. We expect some limited pressure on gross margins in the fourth quarter as a result of the larger sports projects we booked recently.”

Retterath added, “Operating expenses were more than expected for the quarter. We had higher than expected costs on health insurance and other payroll related items along with higher professional fees. We have taken additional steps to right size the organization from an operating expense perspective but have more work to do. In the last month, we eliminated a significant number of open positions in an effort to curtail the rate of hiring, and we expect to eliminate more open positions in the next few weeks. Offsetting this, we still need to invest in areas that are critical to our growth expectations, with a focus on process and system improvements to operate more efficiently in the future.”

“Non-operating income included extra interest costs related to sales tax audits concluded during the quarter, a $2.8 million gain on the sale of our interest in Arena Media Networks and a larger than expected loss on our share of earnings in FuelCast Networks as we expanded the network and saw sales less than expected. We expect this to turn around in calendar year 2008 as FuelCast further develops its advertising revenues,” concluded Retterath.

Business Outlook

The company is providing financial guidance for the fourth quarter of fiscal 2008. Daktronics expects that net sales for the fourth quarter of fiscal 2008 will be in the range of $130 million to $138 million and net earnings will be in the range of $0.12 to $0.19 per share. As in the past, this guidance is subject to a number of factors that could cause it to vary.

Webcast Information

The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is the world’s largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in Sport, Business, Schools and Theaters and Transportation segments. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings, including its Annual Report on Form 10-K for its 2007 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

-- END –

For more information contact:
INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Income

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Net sales	$118,201	$106,731	$370,560	$322,414
Cost of goods sold	83,019	74,375	259,299	228,196
Gross profit	35,182	32,356	111,261	94,218

Operating expenses:
Selling	16,379	13,692	46,385	38,666
General and administrative	6,868	5,231	19,304	13,587
Product design and development	4,943	3,611	14,965	11,166
	28,190	22,534	80,654	63,419
Operating income	6,992	9,822	30,607	30,799

Nonoperating income (expense):
Interest income	448	304	1,295	1,459
Interest expense	(515)	(232)	(1,265)	(313)
Other income (expense), net	2,015	(63)	1,510	(604)

Income before income taxes	8,940	9,831	32,147	31,341
Income tax expense	3,557	2,804	11,643	10,435
Net income	$5,383	$7,027	$20,504	$20,906

Weighted average shares outstanding:
Basic	39,936	39,290	39,832	39,148
Diluted	41,266	41,479	41,380	41,304

Earnings per share:
Basic	$0.13	$0.18	$0.51	$0.53
Diluted	$0.13	$0.17	$0.49	$0.51

Cash dividend paid per share	$-	$-	$0.07	$0.06

--MORE--

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets

(in thousands)

	January 26,
	2008	April 28,
	(unaudited)	2007
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$3,379	$2,590
Restricted cash	738	--
Accounts receivable, less allowance for doubtful accounts	66,187	56,692
Inventories	52,305	45,835
Costs and estimated earnings in excess of billings	24,875	22,314
Current maturities of long-term receivables	8,293	6,831
Prepaid expenses and other	4,108	5,044
Deferred income taxes	8,073	7,761
Income taxes receivable	--	731
Rental equipment available for sale	--	188
Total current assets	167,958	147,986

Advertising rights, net	3,454	3,830
Long-term receivables, less current maturities	15,999	11,211
Investments in affiliates	3,797	8,762
Goodwill	4,733	4,408
Intangible and other assets	3,178	3,391
Deferred income taxes	--	136
	31,161	31,738
PROPERTY AND EQUIPMENT:
Land	3,275	3,275
Buildings	48,055	36,822
Machinery and equipment	44,954	38,420
Office furniture and equipment	43,872	37,520
Equipment held for rental	3,625	2,600
Demonstration equipment	7,482	5,939
Transportation equipment	6,360	6,669
	157,623	131,245
Less accumulated depreciation	58,901	45,119
	98,722	86,126
TOTAL ASSETS	$297,841	$265,850

--MORE--

Daktronics, Inc. and Subsidiaries

Consolidated Balance Sheets (continued)

(in thousands)

	January 26,
	2008	April 28,
	(Unaudited)	2007
LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$13,414	$24,615
Accounts payable	33,562	26,094
Accrued expenses and warranty obligations	27,282	21,849
Current maturities of long-term debt and marketing obligations	1,039	1,002
Billings in excess of costs and estimated earnings	21,476	18,293
Customer deposits	10,675	5,857
Deferred revenue	7,269	5,333
Income taxes payable	196	39
Total current liabilities	114,913	103,082

Long-term debt, less current maturities	70	592
Long-term marketing obligations, less current maturities	662	473
Long-term warranty obligations and other payables	3,201	5,366
Deferred income taxes	2,629	2,629
	6,562	9,060
TOTAL LIABILITIES	121,475	112,142

SHAREHOLDERS’ EQUITY:
Common stock	24,942	21,954
Additional paid-in capital	9,637	7,431
Retained earnings	142,202	124,469
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	(406)	(137)
TOTAL SHAREHOLDERS’ EQUITY	176,366	153,708
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$297,841	$265,850

--MORE--

Daktronics, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended
	January 26, 2008	January 27, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$20,504	$20,906
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	15,389	8,835
Amortization	236	371
(Gain) loss on sale of property and equipment	(11)	4
Gain on sale of equity investment	(2,878)	--
Stock-based compensation	1,939	1,457
Equity in earnings and losses of affiliates	1,604	1,275
Provision for doubtful accounts	363	(166)
Deferred income taxes, net	(176)	(694)
Change in operating assets and liabilities	(1,535)	(22,105)
Net cash provided by operating activities	35,435	9,883

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(28,372)	(46,576)
Cash consideration paid for equity method investments	(750)	(13,800)
Proceeds from sale of equity investment	7,000	--
Sales of marketable securities, net	--	8,310
Proceeds from sale of property and equipment	425	62
Net cash used in investing activities	(21,697)	(52,004)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	104,108	35,387
Payments on notes payable	(115,308)	(16,170)
Proceeds from exercise of stock options and warrants	1,639	1,083
Excess tax benefits from stock-based compensation	324	926
Principal (payments) proceeds on long-term debt	(538)	(69)
Dividend paid	(2,770)	(2,339)
Net cash (used) provided in financing activities	(12,545)	18,818

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(404)	(127)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	789	(23,430)

CASH AND CASH EQUIVIALENTS BEGINNING OF PERIOD	2,590	26,921

CASH AND CASH EQUIVALENTS END OF PERIOD	$3,379	$3,491

--MORE--

Daktronics, Inc. and Subsidiaries

Sales and Orders By Segment

(in thousands)

(unaudited)

	Three Months Ended		Nine Months Ended
	January 26,	January 27,	January 26,	January 27,
	2008	2007	2008	2007
Net sales
Commercial	$51,667	$38,173	$134,918	$96,626
Live Events	32,547	39,878	127,922	138,171
Schools & Theatres	12,431	12,157	49,104	38,783
Transportation	8,751	5,919	26,879	18,821
International	12,805	10,604	31,737	30,013
Net Sales	$118,201	$106,731	$370,560	$322,414

Orders
Commercial	$41,087	$29,747	$127,256	$113,897
Live Events	65,201	26,349	148,240	127,864
Schools & Theatres	11,579	7,998	47,977	32,920
Transportation	9,144	8,791	24,269	22,301
International	11,108	5,178	36,053	22,306
Segment Operating Income	$138,119	$78,063	$383,795	$319,288

--END--